Exhibit 99.(a)(3)
OPNEXT, INC.
WITHDRAWAL OF ELECTION FORM
If you previously elected to accept Opnext, Inc.’s Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights, and you would like to change your election and reject this offer, you must sign this Withdrawal Election form and return it in accordance with Section 4 of this Offer to Exchange, as soon as possible, but not later than 5:00 P.M., EDT, on June 14, 2007 (or such later time and date to which Opnext, Inc. extends the offer).
To Opnext, Inc.:
     I previously received a copy of the Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights dated May 17, 2007 (the “exchange program”), and the Election Concerning Exchange of Stock Appreciation Rights for Amended Stock Appreciation Rights Form. I signed and returned the Election Concerning Exchange of Stock Appreciation Rights for Amended Stock Appreciation Rights Form, in which I elected to accept Opnext, Inc.’s offer and participate in the exchange program. I now wish to change that election and reject the offer to participate in the exchange program. I understand that, by signing this Withdrawal Election Form and delivering it in accordance with Section 4 of the Offer to Exchange, I will be able to withdraw my acceptance of this offer with respect to all of my stock appreciation rights (“SARs”). I have read and understand all of the terms and conditions of the exchange program.
     I understand that to reject the offer to participate in the exchange program, I must sign this Withdrawal Election Form and deliver it in accordance with the terms of Section 4 of the Offer to Exchange.
     By rejecting the Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights dated May 17, 2007, I understand that I will not receive Amended SARs for my SARs that I hereby withdraw from the exchange program and I will retain my SARs with their existing terms. The SARs that I hereby withdraw from the exchange program will continue to be governed by the SAR Agreement (as defined in the exchange program) under which they were originally granted.
     I hereby elect to withdraw all of my SARs from the exchange program.
     I have completed and signed the following exactly as my name appears on the SAR Grant Agreement governing the grant of the foregoing SARs.

Participant’s Signature	Date

Participant’s Name